Exhibit 2.3

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934

American Depositary Shares (“ADSs”), each representing five ordinary shares of Amber International Holding Limited (our “company”) are listed on the Nasdaq and the shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) ADS holders. Shares underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary, and holders of ADSs will not be treated as holders of the ordinary shares.

Description of Ordinary Shares (Items 9.A.3, 9.A.5, 9.A.6, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged at the registered office of the company or such other place at which the Register is kept in accordance with the Act (the “Companies Act of the Cayman Islands”) or the Registration Office, accompanied by the relevant share certificate(s) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
●	the instrument of transfer is in respect of only one class of shares;
●	the instrument of transfer is properly stamped, if required;
●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and
●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to us in respect thereof.

If our board of directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board of directors may determine.

Dividend Rights

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Dividends may be declared and paid only out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends

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out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Act.

Voting Rights

Our share capital is currently divided into Class A ordinary shares and Class B ordinary shares. On a show of hands each shareholder is entitled to one vote or, on a poll, each Class A ordinary share shall be entitled to one (1) vote on all matters subject to vote at general meetings of our Company, and each Class B ordinary share shall be entitled to thirty (30) votes on all matters subject to vote at general meetings of our Company. Unless otherwise required under the laws of the Cayman Islands, Class A ordinary shares and Class B ordinary shares shall vote together as a single class.

Voting at any meeting of shareholders is by way of a poll, save that the chairman of the meeting may in good faith, allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands in which case every member present in person (or being a corporation, is present by a duly authorised representative), or by proxy(ies) shall have one vote provided that where more than one proxy is appointed by a member which is a clearing house (or its nominee(s)), each such proxy shall have one vote on a show of hands. Procedural and administrative matters are those that (i) are not on the agenda of the general meeting or in any supplementary circular that may be issued by us to our member; and (ii) relate to the chairman’s duties to maintain the orderly conduct of the meeting and/or allow the business of the meeting to be properly and effectively dealt with, whilst allowing all members reasonable opportunity to express their views.

A quorum required for a meeting of shareholders consists of two shareholders (or in the case of a shareholder being a corporation, its duly authorised representative). A majority of the board or the chairman of the board may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed by the shareholders requires a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and in computing a majority where a poll is taken, regard shall be had to the number of votes to which each shareholder is entitled, while a special resolution requires a majority of not less than two-thirds of the votes of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given, and in computing a majority where a poll is taken, regard shall be had to the number of votes to which each shareholder is entitled. Both ordinary resolutions and special resolutions may also be passed by unanimous written resolutions signed by all the shareholders of our company and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, as permitted by the Companies Act and our tenth amended and restated memorandum and articles of association. An ordinary resolution will be required for important matters including appointment or removal of the chairman of the board of directors, or removal of any directors (other than “for cause”), etc. A special resolution will be required for fundamental matters including a change of control event, and statutory matters such as merger, a change of name, making changes to our memorandum and articles of association or other matter as required under the laws of the Cayman Islands.

Liquidation

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we shall be wound up and the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such shareholders in proportion to the amount paid up on the shares held by them respectively and (ii) if we shall be wound up and the assets available for distribution amongst the shareholders as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

Redemption, Repurchase and Surrender of Ordinary Shares

The board of directors may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in our tenth amended and restated memorandum and articles of association to forfeiture will include surrender. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including

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share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding, or (c) if we have commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares, and each shareholder shall (subject to being given at least 14 clear days’ notice specifying the time and place of payment) pay us as required by such notice the amount called on his shares. A call may be extended, postponed or revoked in whole or in part as our board of directors determines but no member shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour. A call shall be deemed to have been made at the time when the resolution of our board of directors authorising the call was passed and may be made payable either in one lump sum or by instalments.

Variations of Rights of Shares

All or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting, all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

●	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be two shareholders (or in the case of a shareholder being a corporation, its duly authorised representative);

●	every holder of shares of the class shall be entitled on a poll to one vote for every share of such class held by him; and

●	any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

Differences in Corporate Law

The Companies Act is modelled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

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In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;
●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;
●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
●	those who control our company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fourth amended and restated memorandum and articles of association permit indemnification of officers and directors for actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by them in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our tenth amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to create and designate out of our unissued shares one or more classes or series of preferred shares, comprising such number of preferred shares, and having such designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences as our board of directors may determine.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our tenth amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to our company and therefore it is considered that he owes the following duties to our company—a duty to act bona fide in the best interests of our company, a duty not to make a profit based on his or her position as director (unless we permit him to do so) and a duty not to put himself in a position where the interests of our company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our tenth amended and restated articles of association provide that an ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. Both ordinary resolutions and special resolutions may also be passed by unanimous written resolutions signed by all the shareholders of our company.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. Our tenth amended and restated memorandum and articles of association provide that we shall in each calendar year hold a general meeting as our annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the board of directors.

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Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Our tenth amended and restated articles of association provide that any director may at any time by notice delivered to the office or head office or at a meeting of the directors appoint any person (including another director) to be his alternate director. Any person so appointed shall have all the rights and powers of the director or directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present. An alternate director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate director shall continue until the happening of any event which, if he were a director, would cause him to vacate such office or if his appointer ceases for any reason to be a director. Any appointment or removal of an alternate director shall be effected by notice signed by the appointor and delivered to the office or head office or tendered at a meeting of the board of directors. An alternate director may also be a director in his own right and may act as alternate to more than one director. An alternate director shall, if his appointor so requests, be entitled to receive notices of meetings of the board of directors or of committees of the board of directors to the same extent as, but in lieu of, the director appointing him and shall be entitled to such extent to attend and vote as a director at any such meeting at which the director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a director and for the purposes of the proceedings at such meeting the provisions of our tenth amended and restated articles of association shall apply as if he were a director save that as an alternate for more than one director his voting rights shall be cumulative.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our tenth amended and restated articles of association, directors may be removed by an ordinary resolution of shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two- tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of our company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if we are unable to pay our debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a

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number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act and our tenth amended and restated articles of association, our company may be dissolved, liquidated or wound up if the Board present a petition to the court or if a special resolution was passed.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our tenth amended and restated articles of association, this rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our tenth amended and restated memorandum and articles of association may only be amended by a special resolution of shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our tenth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our fourth amended and restated memorandum and articles of association that requires us to disclose shareholder ownership above any particular ownership threshold.

Directors’ Power to Issue Additional Shares

Our tenth amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our tenth amended and restated memorandum and articles of association also empowers our board of directors to by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by Act.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued.

Issuance of these shares may dilute the voting power of holders of ordinary shares.

Changes in Capital

We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;
●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;
●	without prejudice to the powers of the board of directors, divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attached in our tenth

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amended and restated memorandum and articles of association any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by us in general meeting, as the directors may determine provided always that, for the avoidance of doubt, subject to the tenth amended and restated memorandum and articles of association, where a class of shares has been authorised by us, no resolution of us in general meeting is required for the issuance of shares of that class and the directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attached in our tenth amended and restated memorandum and articles of association, and further provided that where we issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares;

●	subdivide our shares, or any of them, into shares of smaller amounts than is fixed by the tenth amended and restated memorandum and articles of association, and may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or to be subject to any such restrictions as compared with the other or others as we have power to attach to unissued or new shares; or
●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled, or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

We may by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Description of Debt Securities, Warrants and Rights and Other Securities (Items 9.A.7, 12.A, 12.B and 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, registers and delivers ADSs. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an American deposit receipt (“ADR”) holder and all other ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

The ADS to share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold

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ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement incorporated in this annual report by reference to Exhibit A to the registration statement on Form F-6 (File No. 333-221860). You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. To the extent the depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all ADR holders, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held hereunder.
●	Shares. In the case of a dividend or free distribution in shares, the depositary will issue additional ADRs

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representing whole ADSs for the shares available to the depositary. This includes U.S. dollars resulting from the net proceeds of sales of shares received in a Share Distribution, which could otherwise give rise to fractional ADSs if additional ADRs were issued.

●	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights, at its discretion. However, if we do not timely furnish such evidence, the depositary may:

(i)	Sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)

If it is not practicable to sell such rights due to reasons such as non-transferability, limited markets, their short duration, or other factors, the depositary may choose to do nothing, allowing the rights to lapse. In this case, ADR holders will receive nothing, and the rights may expire.”

●	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either:

(i)	Distribute such securities or property in any manner it deems equitable and practicable; or

(ii)	If the depositary deems distribution of such securities or property not to be equitable or practicable, sell such securities or property and distribute the net proceeds in the same manner as cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with our initial public offering) for the account and to the order of the depositary, in each case for the benefit of ADR holders. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

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Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or

●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by us) for the determination of the registered ADR holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as well as for the determination of the registered ADR holders who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such registered ADR holders shall be so entitled or obligated.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt of notice of any meeting at which the holders of shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other deposited securities, the depositary shall fix the ADS record date in respect of such meeting or solicitation of consent or proxy. The depositary shall, if requested by us in writing in a timely manner (the depositary having no obligation to take any further action if the request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided no legal prohibitions exist, distribute to ADR holders a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary therefor will, subject to any applicable provisions of Cayman Islands law, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such holder’s ADRs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. There is no guarantee that ADR holders generally or any ADR holders in particular will receive the notice described above with sufficient time to enable such ADR holders to return any voting instructions to the depositary in a timely manner.

Voting instructions may only be given in respect of a number of ADSs representing an integral number of Shares. Upon actual receipt by the ADR department of the depositary of instructions of a ADR holder on such record date in the manner and on or before the time established by the depositary for such purpose, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to vote or cause to be voted the

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deposited securities represented by the ADSs evidenced by such holder’s ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the ADR holders a notice that provides ADR holders with, or otherwise publicizes to ADR holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). ADR holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as depositary, prior to such time.

To the extent the depositary has been provided with at least 40 days’ notice of the proposed meeting, if such instructions are not so timely received by the depositary from any ADR holder, such ADR holder shall be deemed, and the depositary is instructed to deem such ADR holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the deposited securities represented by the American Depositary Shares evidenced by such ADR holders’ receipts as to which such instructions are so given, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we inform the depositary in writing (and we agree to provide the depositary with such information promptly in writing) that (i) it does not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of shares and (b) unless, with respect to such meeting, the depositary has been provided with an opinion of counsel to us, in form and substance satisfactory to the depositary, to the effect that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (b) the granting of such proxy will not result in a violation of Cayman Islands law, rule, regulation or permit and (c) the voting arrangement and deemed instruction as contemplated herein will be given effect under Cayman Islands law. There is no guarantee that ADR holders generally or any ADR holder in particular will receive the notice described above with sufficient time to enable such ADR holder to return any voting instructions to the depositary in a timely manner.

We have advised the depositary that under Cayman Islands law and our Memorandum and Articles of Association, each as in effect as of the date of the deposit agreement, voting at any general meeting of shareholders is by a poll save that the chairman of the meeting may in good faith, allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands in accordance with relevant provisions in our Memorandum and Articles of Association. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with the Memorandum and Articles of Association, the depositary will refrain from voting and the voting instructions received by the depositary from ADR holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian at the transfer office, on the website of the United States Securities and Exchange Commission, or upon request from the depositary the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

●	amend the form of ADR;

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●	distribute additional or amended ADRs;

●	distribute cash, securities or other property it has received in connection with such actions;

●	sell any securities or property received and distribute the proceeds as cash; or

●	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance. Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the holders identifies a means for ADR holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and this ADR by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary hereunder, notice of such termination by the depositary shall not be provided to holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as depositary hereunder, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating hereunder on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary herein, the depositary may terminate the deposit agreement (a) without notice to us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (x) in the event of our bankruptcy or insolvency, (y) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (z) there occurs a merger, consolidation, sale of all or substantially all assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, and (b) immediately without prior notice to us, any ADR holder or beneficial owner or any other person if required by any law, rule or regulation or any governmental authority or body, or the depositary would be subject to liability under or pursuant to any law, rule or regulation, or by any governmental authority or body, in each case as determined by the depositary in its reasonable discretion.

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If the shares are not listed or quoted for trading on a stock exchange or in a securities market as of the date so fixed for termination, then after such date fixed for termination (a) all Direct Registration ADRs shall cease to be eligible for the Direct Registration System and shall be considered ADRs issued on the ADR Register and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, the depositary shall (A) instruct its custodian to deliver all deposited securities to us along with a general stock power that refers to the names set forth on the ADR Register and (B) provide us with a copy of the ADR Register (which copy may be sent by email or by any means permitted under the notice provisions of the deposit agreement). Upon receipt of such deposited securities and the ADR Register, we shall use our best effort to issue to each ADR holder a Share certificate representing the shares represented by the ADSs reflected on the ADR Register in such ADR holder’s name and to deliver such Share certificate to the ADR holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to us, the depositary and its agents will perform no further acts under the deposit agreement and this ADR and shall cease to have any obligations under the deposit agreement and/or the ADRs. After we receive the copy of the ADR Register and the deposited securities, we shall be discharged from all obligations under the deposit agreement except (x) to distribute the Shares to the ADR holders entitled thereto and (y) for our obligations to the depositary and its agents.

If the shares are listed or quoted for trading on a stock exchange or in a securities market as of the date so fixed for termination, then instead of the provisions in the prior paragraph, after the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and this ADR, except to receive and hold (or sell) distributions on deposited securities and deliver Deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADRs not theretofore surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the deposit agreement except for its obligations to the depositary and its agents.

Notwithstanding anything to the contrary, in connection with any such termination, the depositary may, in its sole discretion and without notice to us, establish an unsponsored American depositary share program (on such terms as the depositary may determine) for our shares and make available to ADR holders a means to withdraw the shares represented by the ADSs issued under the deposit agreement and to direct the deposit of such shares into such unsponsored American depositary share program, subject, in each case, to receipt by the depositary, at its discretion, of the fees, charges and expenses provided for under the deposit agreement and the fees, charges and expenses applicable to the unsponsored American depositary share program.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the withdrawal of any deposited securities, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

●	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and this ADR, as it may deem necessary or proper; and

●	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary.

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The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. The deposit agreement provides that each of us, the depositary and our respective agents will:

●	incur or assume no liability (including, without limitation, to holders or beneficial owners of, or any other holders of an interest in, any ASAs) if any present or future law, rule, regulation, fiat, order or decree of the Cayman Islands, Hong Kong, the People’s Republic of China, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, epidemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond our immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

●	incur or assume no liability (including, without limitation, to holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	incur or assume no liability (including, without limitation, to holders or beneficial owners of, or any other holders of an interest in, any ADSs) if it performs its obligations to the extent they are specifically set forth under the deposit agreement and ADRs without gross negligence or willful misconduct and the depositary shall not be a fiduciary or have any fiduciary to holders or beneficial owners of, or any other holders of an interest in, any ADSs;

●	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs;

●	in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs, which in our opinion may involve it in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or

●	not be liable (including, without limitation, to holders or beneficial owner of, or any other holders of an interest in, any ADSs s) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, us.

The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

The depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof, or any delay in action or omission to act, nor shall it be responsible for any error or delay in action, omission to act, default, or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the deposit agreement (including the ADRs) and, subject to the further limitations set forth in the penultimate sentence of this paragraph (14), the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary, its agents, and us may rely and shall be protected in acting upon any written notice, request, direction, instruction, or document believed by them to be genuine and to have been signed, presented, or given by the proper party or parties. The depositary shall be under no obligation to inform holders or beneficial owners of, or any other holders of

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an interest in, any ADSs about the requirements of the laws, rules, or regulations or any changes therein or thereto of the Cayman Islands, Hong Kong, the People’s Republic of China, the United States, or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed to be given in accordance with paragraph 12 hereof, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy pursuant to paragraph (12) hereof or deemed to have been instructed to grant a discretionary proxy pursuant to paragraph (12) hereof, or for the effect of any such vote.

The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer, or distribution. The depositary and its agents may own and deal in any class of securities of us and our affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the deposit agreement or an ADR, the depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any holder or holders, any ADR or ADRs, or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities, or other regulators. None of the depositary, the custodian, or us, or any of their respective directors, officers, employees, agents, or affiliates shall be liable for the failure by any holder or beneficial owners of, or any other holders of an interest in, any ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder’s or beneficial owners of, or any other holders of an interest in, any ADSs income tax liability. The depositary is under no obligation to provide the holders and beneficial owners of, or any other holders of an interest in, any ADSs, or any of them, with any information about the tax status of us. None of the depositary, the custodian, or us, or any of their respective directors, officers, employees, agents, and affiliates, shall incur any liability for any tax or tax consequences that may be incurred by holders or beneficial owners of, or any other holders of an interest in, any ADSs on account of their ownership or disposition of the ADRs or ADSs. The depositary shall not incur any liability for the content of any information submitted to it by or on behalf of us for distribution to the holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the creditworthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement, or for the failure or timeliness of any notice from us. Notwithstanding anything herein or in the deposit agreement to the contrary, the depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation, and other services in connection herewith and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers.

Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. We have agreed to indemnify the depositary and its agents under certain circumstances. Notwithstanding any other provision of the deposit agreement or this ADR to the contrary, neither the depositary nor us, nor any of our agents shall be liable to the other for any Special Damages incurred by any of them, or liable to any other person or entity (including, without limitation, holders and beneficial owners of, or holders of interests in, ADSs and ADRs) for any Special Damages (including, without limitation, for the avoidance of doubt, legal fees and expenses), whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, holders and beneficial owners of, or holders of interests in, ADSs and ADRs) against the depositary or any of its agents acting under the deposit agreement, the depositary and its agents shall be entitled to full indemnification from us for all such Special Damages (including, without limitation, for the avoidance of doubt, legal fees and expenses), unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the depositary. No provision of the deposit agreement or this ADR is intended to constitute a waiver or limitation of any rights which holders or beneficial owners of, or any other holders of an interest in, any ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares, and other securities and may provide for blocking transfer, voting, or other rights to enforce such disclosure or limits, holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions from us in respect thereof. We reserve the right to instruct holders to deliver their ADSs for

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cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the holder thereof as a holder of shares, and holders agree to comply with such instructions. The depositary agrees to cooperate with us in our efforts to inform holders of our exercise of our rights under this paragraph, and to consult with, and provide reasonable assistance to, in each case without risk, liability, or expense on the part of the depositary, us on the manner or manners in which we may enforce such rights with respect to any holder.

Books of Depositary

The depositary or its agent will maintain a register for the registration, transfer, combination, and split-up of ADRs, which register will include the depositary’s Direct Registration System. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, solely for the purpose of communicating with other ADR holders in the interest of the business of our company or in relation to a matter concerning the deposit agreement. The register may be closed at any time or from time to time, as deemed expedient by the depositary, with 10 days’ prior notice to our company, or, in the case of the issuance book portion of the ADR Register, as reasonably requested by our company for the purpose of complying with applicable law.

The depositary will also maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each holder and each owner and person holding an interest in ADSs or ADRs, upon acceptance of any ADSs or ADRs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement shall be deemed for all purposes to:

●	be a party to and bound by the terms of the deposit agreement and the applicable ADR(s);

●	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

●	acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, holders, beneficial owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, holders, beneficial owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the holders or beneficial owners of ADSs and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to a holder shall be deemed, for all purposes of the deposit agreement and this ADR, to constitute notice to any and all beneficial owners of the ADSs evidenced by such holder’s ADRs. For all purposes under the deposit agreement and this ADR, the holder hereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by this ADR.

Governing Law

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. We irrevocably agree that any legal suit, action or proceeding against us brought by the depositary or any holder, arising out of or based upon this deposit agreement, the ads or the ADRs or the transactions contemplated hereby or thereby, may be instituted in any state or federal court in the Borough of Manhattan, New York, New York, and irrevocably waive any objection which we may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. We also irrevocably agree that any legal suit, action or proceeding against or involving the depositary brought by us, arising out of or based upon this deposit

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agreement, the ads or the ADRs or the transactions contemplated hereby or thereby, may only be instituted in a state or federal court in New York, New York. Notwithstanding the foregoing, the depositary may refer any such suit, action or proceeding to arbitration in accordance with the provisions of the deposit agreement and, upon such referral, any such suit, action or proceeding instituted by us shall be finally decided in such arbitration rather than in such court.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against holders or owners of interests in ADSs brought by us or the depositary, arising out of or based upon this deposit agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding an ADS or an interest therein, holders and owners of interests in ADSs each also irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary brought by holders or owners of interests in ADSs, arising out of or based upon this deposit agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may only be instituted in a state or federal court in New York, New York. Notwithstanding the foregoing, subject to the federal securities law carve-out set forth in Section 20(c) below, the depositary may refer any such suit, action or proceeding to arbitration in accordance with the provisions of the deposit agreement and, upon such referral, any such suit, action or proceeding instituted by holders and/or owners of interests in ADSs shall be finally decided in such arbitration rather than in such court.

Notwithstanding the foregoing, each of the parties hereto (i.e., us, the depositary, and all holders from time to time of ADRs issued hereunder (and any persons owning or holding interests in ADSs)) agrees that: (i) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to this deposit agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination (a “dispute”) against any other party or parties hereto (including, without limitation, disputes, suits, actions or proceedings brought against holders and owners of interests in ADSs), by having the dispute referred to and finally resolved by an arbitration conducted under the terms set out below, and (ii) the depositary may in its sole discretion require, by written notice to the relevant party or parties, that any dispute, suit, action, controversy, claim or proceeding brought by any party or parties hereto (including, without limitation, disputes, suits, actions or proceedings brought by holders and owners of interests in ADSs) against the depositary shall be referred to and finally settled by an arbitration conducted under the terms set out below; provided however, notwithstanding the depositary’s written notice under this (ii), to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any holder, the federal securities law violation aspects of such claims brought by a holder against us and/or the depositary may, at the option of such holder, remain in state or federal court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such holder against us and/or the depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance herewith. Any such arbitration shall at the depositary’s election be conducted either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL) with the Hong Kong International Arbitration Centre serving as the appointing authority, and the language of any such arbitration shall be English. A notice of arbitration may be mailed to us at our address last specified for notices under this deposit agreement, and, if applicable, to any holders at their addresses on the ADR register. In any case where the depositary exercises its right to arbitrate hereunder, arbitration of the dispute shall be mandatory and any pending litigation arising out of or related to such dispute shall be stayed. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy, shall have no connection with any party thereto, and shall be an attorney experienced in international securities transactions. Each of us and the depositary shall appoint one arbitrator and the two arbitrators shall select a third arbitrator who shall serve as chairperson of the tribunal. If a dispute shall involve more than two parties, the parties shall attempt to align themselves in two sides (i.e., claimant and respondent), each of which shall appoint one arbitrator as if there were only two parties to such dispute. If either or both parties fail to select an arbitrator, or if such alignment (in the event there are more than two parties) shall not have occurred, within thirty (30) calendar days after the depositary serves the arbitration demand or the two arbitrators fail to select a third arbitrator within thirty (30) calendar days of the selection of the second arbitrator, the American Arbitration Association in the case of an arbitration in New York, or the Hong Kong International Arbitration Centre in the case of an arbitration in Hong Kong, shall appoint the remaining arbitrator or arbitrators in accordance with its rules. The parties and the American Arbitration Association and/or the Hong Kong International Arbitration Centre, as the case may be, may appoint the arbitrators from among the nationals of any country, whether or not the appointing party or any other party to the arbitration is a national of that country. The arbitrators shall have no authority to award damages against any party not measured by the prevailing party’s actual damages and shall have no authority to award any consequential, special or punitive damages against any party and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this deposit agreement. In all cases, the fees of the arbitrators and other costs incurred by the parties in connection with

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such arbitration shall be paid by the party (or parties) that is (or are) unsuccessful in such arbitration. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or act in any arbitration in the interest of the general public or in a private attorney general capacity.

Notwithstanding the foregoing or anything in this deposit agreement to the contrary, any suit, action or proceeding based on this deposit agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States.

Jury Trial Waiver

In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated herein or therein, or the breach hereof or thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

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